Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2011 relating to the financial statements of the OptiVox® Product Line of The White Stone Group, Inc., which appears in the Prospectus dated March 27, 2012 filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to Amendment No. 4 to the Form S-1 (Registration No. 333-175932). We also consent to the incorporation by reference of such Prospectus of the reference to us under the heading “Experts” in such Prospectus.

/s/ PERSHING YOAKLEY & ASSOCIATES, P.C.

Knoxville, Tennessee

March 27, 2012